As filed with the Securities and Exchange Commission on August 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Regis Corporation

(Exact name of registrant as specified in its charter)

Minnesota	41-0749934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7201 Metro Boulevard

Edina, MN 55439

(Address of Principal Executive Offices) (Zip Code)

REGIS CORPORATION

STOCK PURCHASE AND MATCHING RSU PROGRAM

(Full title of the plan)

Amanda P. Rusin, General Counsel

Regis Corporation

7201 Metro Boulevard, Edina, Minnesota 55439

(952) 947-7777

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $0.05 par value	250,000	$21.085	$5,271,250	$656.28

(1)

Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices per share of the Registrant’s Common Stock as quoted on the New York Stock Exchange on August 27, 2018.

PART I-INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act.

PART II-INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Regis Corporation (the “Company” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2018 (the “Annual Report”);

(2)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2018; and

(3)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3, dated July 6, 2009 (No. 333-160438), pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all of the shares of Common Stock offered have been sold or that deregisters all shares of the Common Stock then remaining unsold shall be deemed to be incorporated by reference in and a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Company’s Common Stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel.

Amanda P. Rusin, Senior Vice President, General Counsel and Secretary of the Company, has given her opinion about certain legal matters affecting the shares of the Company’s Common Stock registered under this Registration Statement. Ms. Rusin is eligible to participate in the Company’s equity compensation plans, including the Stock Purchase and Matching RSU Program and, as of August 24, 2018, she was the beneficial owner of 1,298 shares of the Company’s Common Stock and she held units representing the right to acquire 16,600 shares of the Company’s Common Stock, none of which were vested or will vest within sixty days of such date.

Item 6. Indemnification of Directors and Officers.

Section 302A.521, Minnesota Statutes, provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against each person with respect to any employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, taxes, settlements and expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; in the case of acts or omissions as a director, officer, member of a board committee or employee of the corporation, reasonably believed the conduct was in the best interests of the corporation; and in the case of acts or omissions by persons who, while directors, officers or employees of the corporation, were or are serving other organizations or employee benefit plans at the request of the corporation or whose duties for the corporation involve or involved service for other organizations or employee benefit plans, reasonably believed that the conduct was not opposed to the best interests of the corporation.

The Registrant also maintains a directors and officers insurance policy, which insures the Registrant and its officers and directors against damages and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable. No securities are to be re-offered or resold pursuant to this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Election of the Company to become governed by Minnesota Statutes Chapter 302A and Restated Articles of Incorporation of the Company, dated March 11, 1983; Articles of Amendment to Restated Articles of Incorporation, dated October 29, 1984; Articles of Amendment to Restated Articles of Incorporation, dated August 14, 1987; Articles of Amendment to Restated Articles of Incorporation, dated October 21, 1987; Articles of Amendment to Restated Articles of Incorporation, dated November 20, 1996; Articles of Amendment to Restated Articles of Incorporation, dated July 25, 2000; Articles of Amendment to Restated Articles of Incorporation, dated October 22, 2013; Articles of Amendment of Restated Articles of Incorporation, dated April 24, 2018. (Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed on May 1, 2018.)

4.2	Bylaws of the Company. (Incorporated by reference to Exhibit 3.1 of the Company’s Report on Form 8-K filed on April 27, 2018.)

4.3	Form of Stock Certificate. (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (Reg. No. 40142).) (P)

4.4	Indenture, dated December 1, 2015, by and between the Company and Wells Fargo Bank, N.A. (Incorporated by reference to Exhibit 10.2 of the Company’s Report on Form 8-K filed December 4, 2015.)

5.1	Opinion of Amanda P. Rusin. (Filed herewith.)

10.1	Regis Corporation Stock Purchase and Matching RSU Program. (Filed herewith.)

23.1	Consent of PricewaterhouseCoopers LLP. (Filed herewith.)

23.2	Consent of Amanda P. Rusin. (Included in Exhibit 5.1.)

24	Power of Attorney. (Filed herewith.)

(P) This Exhibit was originally filed in paper format. Accordingly, a hyperlink has not been provided.

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on August 31, 2018.

REGIS CORPORATION

By:	/s/ Amanda P. Rusin
Amanda P. Rusin
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on August 31, 2018.

Signature	Title

/s/ Hugh E. Sawyer * Hugh E. Sawyer	President, Chief Executive Officer and Director (Principal Executive Officer and Director)

/s/ Andrew H. Lacko Andrew H. Lacko	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kersten D. Zupfer * Kersten D. Zupfer	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Daniel G. Beltzman	)
Virginia Gambale	)	The Board of Directors*
David J. Grissen	)
Mark Light	)
Michael J. Merriman	)
M. Ann Rhoades	)
David P. Williams	)

*

Amanda P. Rusin, by signing her name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Registrant pursuant to powers of attorney duly executed by such persons.

By:	/s/ Amanda P. Rusin
Amanda P. Rusin, Attorney-in-Fact